UNITED STATES
                        SECURITY AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.    )

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[ ]   Definitive Proxy Statement

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[X]   Soliciting Material Pursuant to ss.240.14a-12

                           THE ASIA TIGERS FUND, INC.
                              THE INDIA FUND, INC.
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                (Name of Registrant as Specified In Its Charter)

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                                                               December 21, 2005



To the shareholders of the India Fund and Asia Tigers Fund:

Throughout our twenty-year history, Blackstone's modus operandi has been to seek and hire superior professional talent in an effort to build "best-in-breed" capabilities in all of its businesses. This is why we sought to be selected as investment manager of the India Fund and Asia Tigers Fund after learning that the Boards of Directors of these two Funds were considering a change in managers. Our research revealed that the portfolio management team of these two Funds had delivered successful investment performances during their tenure at these two Funds.

We are therefore extremely pleased to welcome Punita Kumar-Sinha and her entire portfolio management team to the Blackstone family. Punita has served as Chief Investment Officer of the India Fund and Asia Tigers Fund for eight years and six years, respectively, and the two Funds have performed successfully throughout that period. At Blackstone, Punita and her eight person team in Boston (with the assistance of the advisory team in Mumbai, India) will continue to service the Funds.

Founded in 1985 by Peter G. Peterson and Stephen A. Schwarzman, The Blackstone Group is a private merchant banking firm with a global reach. Blackstone has attracted successful professionals in each of its businesses, which include alternative asset investing (in private equity (the largest such fund in the world), real estate, corporate debt and a fund-of-funds hedge fund business) and financial advisory businesses. Since its inception, Blackstone has raised approximately $52 billion of capital for alternative asset investing.

We believe that Blackstone's reputation and investment performance in its other businesses will assist Punita in continuing to attract capable professionals to her portfolio management team. We also believe that the two Funds' shareholders will benefit from their portfolio management teams' ability to capitalize on Blackstone's global resources and relationships. At Blackstone, we encourage the exchange of ideas across our firm's various businesses in instances where client confidences would not be compromised in doing so. In this regard, we expect the Funds to derive particular benefits from the significant commitment to invest in India made by Blackstone's private equity investment funds. To pursue such investments, our private equity business opened an office in Mumbai in May 2005 under the leadership of Akhil K. Gupta, former CEO of Corporate Development at Reliance Industries, one of India's leading companies.





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

We at Blackstone are all committed to lending our full support to the portfolio management teams of the India Fund and Asia Tigers Fund in seeking to achieve their objective of continuing to produce successful performances for these Funds.

Sincerely,


/s/ Peter G. Peterson               /s/Prakash A. Melwani
Peter G. Peterson                   Prakash A. Melwani
Senior Chairman                     Senior Managing Director
The Blackstone Group                The Blackstone Group
Director                            President
India Fund                          India Fund and Asia Tigers Fund








Additional Information and Where You Can Find It:
In connection with the proposals to approve new management agreements for The India Fund, Inc. and The Asia Tigers Fund, Inc. and a new country advisory agreement for The India Fund, Inc., the Funds will file definitive proxy statements with the Securities and Exchange Commission. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain free copies of the proxy statements, when available, and other documents filed by the Funds at the Securities and Exchange Commission's web site, HTTP://WWW.SEC.GOV. Copies of the proxy statement will also be mailed to each stockholder of record as of the record date.

The Funds;  Blackstone  Asia Advisors  L.L.C.,  the Funds'  investment  manager;
Blackstone Fund Services India Private Limited, country adviser to The India Fund, Inc.; and The Blackstone Group, and their respective directors, executive officers and employees, may be deemed participants in the solicitation of proxies from the Funds' stockholders in connection with the above mentioned proposals. Information concerning the interests of the participants in the solicitation will be set forth in the Funds' proxy statements relating to the proposals when they become available.






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